Exhibit 99.1

Intelligent Medicine Acquisition Corp. Announces Pricing of $150,000,000 Initial Public Offering

BETHESDA, Md. – November 4, 2021 – Intelligent Medicine Acquisition Corp. (NASDAQ: IQMDU) (the “Company” or “Intelligent Medicine”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (NASDAQ) and are expected to trade under the ticker symbol “IQMDU” beginning on November 5, 2021. Each unit consists of one share of common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on NASDAQ under the symbols “IQMD” and “IQMDW,” respectively. The offering is expected to close on November 9, 2021, subject to customary closing conditions.

Intelligent Medicine was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on life science companies that are using artificial intelligence, machine learning and big data to power drug discovery.

Cantor is the sole book running manager for the offering. The manager has a 45-day option to purchase up to an additional 2,250,000 units solely to cover over-allotments, if any.

A registration statement relating to the securities became effective on November 4, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor, Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com. Copies of the registration statements can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA CONTACT

Brian Ruby, ICR, brian.ruby@icrinc.com